Exhibit 99.1
For Release: Feb. 16, 2012, 7:30 a.m. EST

GM Reports 2011 Net Income of $7.6 Billion

Full-year EBIT-adjusted of $8.3 billion, up $1.3 billion from 2010

Fourth quarter net income of $0.5 billion and EBIT-adjusted of $1.1 billion

DETROIT - General Motors Co. (NYSE: GM) today announced 2011 calendar-year net income attributable to common stockholders of $7.6 billion, or $4.58 per fully-diluted share, up from $4.7 billion, or $2.89 per fully-diluted share, in 2010.

Revenue increased 11 percent to $150.3 billion, compared with $135.6 billion in 2010. Full-year earnings before interest and tax (EBIT) adjusted was $8.3 billion, compared with $7.0 billion in 2010.

“In our first full year as a public company, we grew the top and bottom lines, advanced our global market share and made strategic investments in our brands around the world,” said Dan Akerson, chairman and CEO. “We will build on these results as we bring more new cars, crossovers and trucks to market, and make GM a far more efficient global team. This includes reducing our break-even level in Europe and South America and driving higher revenues around the world.”

Overview (in billions except for per share amounts)

	Q4 2010	Q4 2011	Full-year 2010	Full-year 2011

Revenue	$36.9	$38.0	$135.6	$150.3

Net income attributable to common stockholders	$0.5	$0.5	$4.7	$7.6

Earnings per share (EPS) fully diluted	$0.31	$0.28	$2.89	$4.58

Impact of special items on EPS fully diluted	$(0.21)	$(0.11)	$(0.14)	$0.70

EBIT-adjusted	$1.0	$1.1	$7.0	$8.3

Automotive net cash flow from operating activities	$(1.7)	$1.2	$6.6	$7.4

Automotive free cash flow	$(2.8)	$(0.9)	$2.4	$1.2

Fourth Quarter Results
Revenue in the fourth quarter of 2011 increased 3 percent to $38.0 billion, compared with the fourth quarter of 2010. GM's fourth quarter 2011 net income attributable to common stockholders was $0.5 billion, or $0.28 per fully-diluted share, including a net loss from special items of $0.2 billion or $0.11 per fully-diluted share.

In the fourth quarter of 2010, GM's net income attributable to common stockholders was $0.5 billion, or $0.31 per fully-diluted share, including a net loss from special items of $0.4 billion or $0.21 per fully-diluted share.

EBIT-adjusted was $1.1 billion in the fourth quarter of 2011, compared with $1.0 billion in the fourth quarter of 2010. Fourth quarter EBIT-adjusted for 2011 includes the impact of restructuring charges of $0.3 billion.

GM's fourth quarter 2011 special items include impairment charges related to goodwill and GM's investment in Ally Financial, and gains related to the Canadian Health Care Trust (HCT) settlement, the reversal of deferred tax asset valuation allowances in Australia and the extinguishment of debt.

Regional Results

•
GM North America (GMNA) reported EBIT-adjusted of $1.5 billion in the fourth quarter of 2011 compared with $0.8 billion in 2010. Full-year EBIT-adjusted was $7.2 billion in 2011 compared with $5.7 billion in 2010. Based on GMNA's 2011 financial performance, the company will pay profit sharing of up to $7,000 to approximately 47,500 eligible GM U.S. hourly employees. The full payout will be paid to employees who had 1,850 or more compensated hours in 2011.

•
GM Europe (GME) reported an EBIT-adjusted loss of $0.6 billion in the fourth quarter of 2011, including $0.2 billion of restructuring costs, matching last year's results. Full-year EBIT-adjusted was a loss of $0.7 billion in 2011, an improvement of $1.3 billion over 2010.

•
GM International Operations (GMIO) reported EBIT-adjusted of $0.4 billion in the fourth quarter of 2011 compared with $0.3 billion in 2010. Full-year EBIT-adjusted was $1.9 billion in 2011 compared with $2.3 billion in 2010.

•
GM South America (GMSA) reported an EBIT-adjusted loss of $0.2 billion in the fourth quarter of 2011, including $0.1 billion in restructuring costs, compared with EBIT-adjusted of $0.2 billion in 2010. Full-year EBIT-adjusted was a loss of $0.1 billion in 2011 compared with EBIT-adjusted of $0.8 billion in 2010.

Cash Flow and Liquidity
For the fourth quarter of 2011, automotive cash flow from operating activities was $1.2 billion and automotive free cash flow was $(0.9) billion, which includes the previously announced $0.8 billion contribution to the HCT.
GM ended the year with strong total automotive liquidity of $37.5 billion compared with $33.5 billion in 2010. Automotive cash and marketable securities was $31.6 billion compared with $27.6 billion at the end of 2010.

U.S. Pension Update
GM's U.S. defined benefit pension plans earned asset returns of 11.1 percent in 2011. They ended the year 88 percent funded, largely unchanged from 89 percent funded a year ago.

The company also announced today that it is taking further steps toward its goals of de-risking and fully-funding its U.S. pension plans. Effective Sept. 30, 2012, GM will freeze its defined benefit pension plan for U.S. salaried employees, who instead will receive contributions to a defined contribution plan, or 401(k). This initiative will affect GM's U.S. salaried employees hired prior to Jan. 1, 2001. Salaried employees hired after that date are already covered by a defined contribution plan.

2012 Outlook
Looking forward, GM expects to increase its top-line revenue year-over-year in an expanding global automotive industry. In addition, GM expects continued pricing improvement with cost inflation well contained, while product mix and pension expense are expected to be unfavorable.

Capital spending in 2012 is expected to be in the range of $8 billion as the company continues to aggressively invest in new products and technologies.

“We are executing an aggressive product plan that will give customers around the world even more reasons to purchase a General Motors vehicle,” said Dan Ammann, senior vice president and CFO. “Behind the scenes, we are working hard to eliminate complexity and cost throughout the organization to increase margins in all of our regions, and return Europe and South America to profitability. Overall, we have made good progress and we have more work to do.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Daewoo, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

Contacts:
Jim Cain                            Randy Arickx
Office 313-667-7758                        Office 313-667-0006
Cell 313-407-2843                        Cell 313-268-7070
james.cain@gm.com                        randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

Exhibit 1

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The accompanying tables and charts for securities analysts include earnings before interest and taxes adjusted for special items (EBIT-adjusted) and Automotive free cash flow which are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (U.S. GAAP) and have not been audited or reviewed by GM's independent auditors. EBIT-adjusted and Automotive free cash flow are considered non-GAAP financial measures.

Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM's operating results because they exclude amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. Management believes these measures allow it to readily view operating trends, perform analytical comparisons and benchmark performance between periods and among geographic regions. Accordingly, GM believes these non-GAAP financial measures are useful in allowing for greater transparency of GM's core operations and they are therefore used by management in its financial and operational decision-making.

While management believes that these non-GAAP financial measures provide useful information, they are not operating measures under U.S. GAAP, and there are limitations associated with their use. GM's calculation of these non-GAAP financial measures may not be completely comparable to similarly titled measures of other companies due to potential differences between companies in their method of calculation. As a result, the use of these non-GAAP financial measures has limitations and should not be considered in isolation from, or as a substitute for, other measures such as Net income (loss) or Net income (loss) attributable to common stockholders. Due to these limitations, these non-GAAP financial measures are used as a supplement to U.S. GAAP measures.

The following table summarizes the reconciliation of EBIT-adjusted to its most comparable U.S. GAAP measure (dollars in millions):

	Successor
	Year Ended December 31, 2011	Three Months Ended December 31, 2011	Three Months Ended September 30, 2011	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011	Year Ended December 31, 2010
Operating segments
GMNA(a)	$7,194	$1,497	$2,195	$2,249	$1,253	$5,688
GME(a)	(747)	(562)	(292)	102	5	(1,953)
GMIO(a)	1,897	373	365	573	586	2,262
GMSA(a)	(122)	(225)	(44)	57	90	818
GM Financial(b)	622	170	178	144	130	129
Total operating segments(b)	8,844	1,253	2,402	3,125	2,064	6,944
Corporate and eliminations	(540)	(156)	(199)	(163)	(22)	86
EBIT-adjusted(b)	8,304	1,097	2,203	2,962	2,042	7,030
Special items	861	(622)	—	—	1,483	447
Interest income	455	92	112	124	127	465
Automotive interest expense	540	135	101	155	149	1,098
Income tax expense (benefit)	(110)	(293)	107	(61)	137	672
Net income attributable to stockholders	9,190	725	2,107	2,992	3,366	6,172
Less: cumulative dividends on and charge related to purchase of preferred stock and undistributed earnings allocated to Series B Preferred Stock participating security	1,605	253	381	468	215	1,504
Net income attributable to common stockholders	$7,585	$472	$1,726	$2,524	$3,151	$4,668
__________

(a)
Interest and income taxes are recorded centrally in Corporate and therefore are not reconciling items for GM's automotive operating segments between EBIT-adjusted and Net income (loss) attributable to stockholders.

(b)	GM Financial amounts represent income before income taxes.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

The following summarizes the special items:

In the three months ended December 31, 2011 special items included the following:

•	Gain of $749 million in GMNA related to Canadian Health Care Trust settlement;

•	Gain of $63 million in GMSA related to extinguishment of debt;

•	Goodwill impairment charges of $621 million in GME and $258 million in GMIO; and

•	Impairment charges of $555 million in Corporate related to GM's investments in Ally Financial common stock.

In the three months ended March 31, 2011 special items included the following:

•	Gain of $1.6 billion in GMNA related to the sale of GM's Class A Membership Interests in Delphi Automotive LLP;

•	Gain of $339 million in Corporate related to the sale of 100% of the Ally Financial preferred stock;

•	Goodwill impairment charge of $395 million in GME; and

•	Charge of $106 million in GMIO related to GM's India joint venture.

In the year ended December 31, 2010 special items included the following:

•	Gain of $198 million in Corporate related to extinguishment of the VEBA Notes;

•	Gain of $123 million in GME related to the sale of Saab Automobile AB to Spyker Cars NV;

•	Gain of $66 million in GME related to the acquisition of General Motors Strasbourg S.A.S; and

•	Gain of $60 million in GMNA related to the sale of Nexteer, a manufacturer of steering components and half-shafts.

The following table summarizes the reconciliation of Automotive free cash flow to Automotive net cash provided by (used in) operating activities (dollars in millions):

	Successor
	Year Ended December 31, 2011	Three Months Ended December 31, 2011	Year Ended December 31, 2010	Three Months Ended December 31, 2010
Automotive free cash flow	$1,188	$(941)	$2,389	$(2,818)
Capital expenditures	6,241	2,176	4,200	1,088
Automotive net cash provided by (used in) operating activities	$7,429	$1,235	$6,589	$(1,730)

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2011
Total net sales and revenue	$23,111	$6,277	$7,035	$4,200	$11	$(3,035)	$37,599	$394	$(3)	$37,990

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$844	$328	$137	$113	$13	$(1)	$1,434	$28	$(2)	$1,460

Equity income, net of tax and gain on disposal of investments	$—	$—	$288	$1	$—	$—	$289	$—	$—	$289

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2011
Total net sales and revenue	$90,233	$26,757	$24,761	$16,877	$61	$(9,820)	$148,869	$1,410	$(3)	$150,276

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$3,693	$1,371	$491	$454	$50	$(1)	$6,058	$85	$(2)	$6,141

Equity income, net of tax and gain on disposal of investments(b)	$1,733	$—	$1,458	$1	$—	$—	$3,192	$—	$—	$3,192

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Three Months Ended December 31, 2010
Total net sales and revenue(a)	$21,990	$6,914	$5,768	$4,451	$24	$(2,546)	$36,601	$281	$—	$36,882

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$1,050	$375	$95	$125	$87	$—	$1,732	$7	$—	$1,739

Equity income, net of tax	$23	$—	$249	$1	$—	$—	$273	$—	$—	$273

	GMNA	GME	GMIO	GMSA	Corporate	Eliminations	Total Automotive	GM Financial	Eliminations	Total
Year Ended December 31, 2010
Total net sales and revenue(a)	$83,035	$24,076	$20,561	$15,379	$134	$(7,874)	$135,311	$281	$—	$135,592

Depreciation, amortization and impairment of long-lived assets and finite-lived intangible assets	$4,434	$1,476	$349	$496	$168	$—	$6,923	$7	$—	$6,930

Equity income (loss), net of tax	$120	$11	$1,307	$(2)	$2	$—	$1,438	$—	$—	$1,438
__________

(a)	Presentation of intersegment sales has been adjusted to conform to the current presentation.

(b)	Includes a gain of $1.6 billion recorded on the sale of GM's New Delphi Class A Membership Interests.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Successor
	December 31, 2011	December 31, 2010	December 31, 2009
Worldwide Employment (thousands)
GMNA	98	96	103
GME	39	40	50
GMIO	34	32	34
GMSA	33	31	28
GM Financial	3	3
Total Worldwide	207	202	215

U.S. - Salaried	29	28	26
U.S. - Hourly	48	49	51

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Worldwide Payroll (billions)	$13.5	$14.0	$6.2	$6.2

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Successor
	Three Months Ended December 31, 2011	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Production Volume (units in thousands)(a)
GMNA - Cars	286	1,145	240	977
GMNA - Trucks	453	1,944	463	1,832
Total GMNA	739	3,089	703	2,809
GME	249	1,189	313	1,234
GMIO - Consolidated Entities	294	1,114	265	1,016
GMIO - Joint Ventures(b)	810	2,927	747	2,729
Total GMIO	1,104	4,041	1,012	3,745
GMSA	227	948	241	926
Total Worldwide	2,319	9,267	2,269	8,714
__________

(a)	Production volume includes vehicles produced by certain joint ventures.

(b)	The joint venture agreements with SGMW and FAW-GM allow for significant rights as a member as well as the contractual right to report SGMW and FAW-GM joint venture production in China.

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Successor
	Three Months Ended December 31, 2011	Year Ended December 31, 2011	Three Months Ended December 31, 2010(a)	Year Ended December 31, 2010(b)
Vehicle Sales (units in thousands)(c)(d)(e)
United States
Chevrolet - Cars	150	763	133	636
Chevrolet - Trucks	192	668	164	598
Chevrolet - Crossovers	79	344	93	332
Cadillac	39	152	42	147
Buick	38	178	41	155
GMC	103	398	103	335
Other	—	—	1	12
Total United States	602	2,504	577	2,215
Canada, Mexico and Other	109	420	108	410
Total GMNA	710	2,924	685	2,625
GME
Opel/Vauxhall	276	1,214	298	1,179
Chevrolet	135	518	129	477
Other	1	3	1	8
Total GME	412	1,735	427	1,663
GMIO
Chevrolet	288	1,100	260	909
Wuling	310	1,194	240	1,149
Buick	151	647	150	551
GM Daewoo	—	17	40	130
Holden	32	134	34	141
GMC	9	39	10	35
Cadillac	10	35	6	22
Other	46	135	34	134
Total GMIO(f)	848	3,302	774	3,072
GMSA
Chevrolet	264	1,056	283	1,014
Other	1	9	2	11
Total GMSA	266	1,065	285	1,025
Total Worldwide	2,236	9,026	2,171	8,385
__________

(a)	Includes HUMMER, Saturn and Pontiac vehicle sales data.

(b)	Includes HUMMER, Saab, Saturn and Pontiac vehicle sales data.

(c)	Vehicle sales data may include rounding differences.

(d)	Certain fleet sales that are accounted for as operating leases are included in vehicle sales at the time of delivery to the daily rental car companies.

(e)
GMNA vehicle sales primarily represent sales to the end customer. GME, GMIO and GMSA vehicle sales primarily represent estimated sales to the end customer. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate vehicle sales.

(f)	Includes the following joint venture sales:

	Year Ended December 31,
	2011	2010
Joint venture sales in China
SGM	1,200	1,033
SGMW and FAW-GM	1,342	1,315
Joint venture sales in India
HKJV	111	101

General Motors Company and Subsidiaries
Supplemental Material
(Unaudited)

	Successor
	Three Months Ended December 31, 2011	Year Ended December 31, 2011	Three Months Ended December 31, 2010(a)	Year Ended December 31, 2010(b)
Market Share(c)(d)
United States - Cars	12.8%	15.7%	13.2%	14.3%
United States - Trucks	26.1%	25.2%	26.5%	25.5%
United States - Crossovers	17.4%	18.9%	20.8%	20.1%
Total United States	18.0%	19.2%	19.1%	18.8%
Total GMNA	17.5%	18.4%	18.5%	18.2%
Total GME	8.6%	8.8%	9.0%	8.8%
Total GMIO(e)	9.5%	9.5%	8.7%	8.9%
Total GMSA	18.6%	18.8%	19.6%	19.9%
Total Worldwide	11.7%	11.9%	11.5%	11.5%

U.S. Retail/Fleet Mix
% Fleet Sales - Cars	24.4%	31.3%	29.6%	36.9%
% Fleet Sales - Trucks	21.8%	24.2%	20.1%	23.4%
% Fleet Sales - Crossovers	16.6%	18.8%	17.6%	22.9%
Total Vehicles	21.4%	25.5%	22.3%	28.2%

GMNA Capacity Utilization(f)	93.0%	97.2%	89.6%	89.5%
__________

(a)	Includes HUMMER, Saturn and Pontiac vehicle sales data.

(b)	Includes HUMMER, Saab, Saturn and Pontiac vehicle sales data.

(c)	Market share information is based on vehicle sales volume.

(d)
GMNA vehicle sales primarily represent sales to the end customer. GME, GMIO and GMSA vehicle sales primarily represent estimated sales to the end customer. In countries where end customer data is not readily available other data sources, such as wholesale or forecast volumes, are used to estimate vehicle sales.

(e)	Includes the following joint venture sales:

	Year Ended December 31,
	2011	2010
Joint venture sales in China
SGM	1,200	1,033
SGMW and FAW-GM	1,342	1,315
Joint venture sales in India
HKJV	111	101

(f)	Two shift rated, annualized.

General Motors Company and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2011	July 10, 2009 Through December 31, 2009	January 1, 2009 Through July 9, 2009
Net sales and revenue
Automotive sales and revenue	$148,866	$135,311	$57,474	$47,115
GM Financial revenue	1,410	281	—	—
Total net sales and revenue	150,276	135,592	57,474	47,115
Costs and expenses
Automotive cost of sales	130,386	118,768	56,316	55,814
GM Financial operating and other expenses	785	152	—	—
Automotive selling, general and administrative expense	12,105	11,446	6,006	6,161
Other automotive expenses, net	58	118	15	1,235
Total costs and expenses	143,334	130,484	62,337	63,210
Goodwill impairment charges	1,286	—	—	—
Operating income (loss)	5,656	5,108	(4,863)	(16,095)
Equity in income of and disposition of interest in Ally Financial	—	—	—	1,380
Automotive interest expense	540	1,098	694	5,428
Interest income and other non-operating income, net	851	1,531	375	852
Gain (loss) on extinguishment of debt	18	196	(101)	(1,088)
Reorganization gains, net	—	—	—	128,155
Income (loss) before income taxes and equity income	5,985	5,737	(5,283)	107,776
Income tax expense (benefit)	(110)	672	(1,000)	(1,166)
Equity income, net of tax and gain on disposal of investments	3,192	1,438	497	61
Net income (loss)	9,287	6,503	(3,786)	109,003
Net (income) loss attributable to noncontrolling interests	(97)	(331)	(511)	115
Net income (loss) attributable to stockholders	$9,190	$6,172	$(4,297)	$109,118
Net income (loss) attributable to common stockholders	$7,585	$4,668	$(4,428)	$109,118

Earnings (loss) per share
Basic
Basic earnings per common share	$4.94	$3.11	$(3.58)	$178.63
Weighted-average common shares outstanding	1,536	1,500	1,238	611
Diluted
Diluted earnings per common share	$4.58	$2.89	$(3.58)	$178.55
Weighted-average common shares outstanding	1,668	1,624	1,238	611

11

General Motors Company and Subsidiaries
Basic and Diluted Earnings per Share
(Unaudited)

In the three months and year ended December 31, 2011 GM was required to use the two-class method for calculating earnings per share as the applicable market value of its common stock was below $33.00 per common share in the period ended December 31, 2011.

The following table summarizes basic and diluted earnings per share for three months ended and year ended December 31, 2011 and 2010 (in millions, except per share amounts):

	Successor
	Three Months Ended December 31, 2011	Year Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Basic earnings (loss) per share
Net income (loss) attributable to stockholders(a)	$725	$9,190	$1,406	$6,172
Less: cumulative dividends on and charge related to purchase of preferred stock and undistributed earnings allocated to Series B Preferred Stock participating security(b)	253	1,605	896	1,504
Net income (loss) attributable to common stockholders	$472	$7,585	$510	$4,668
Weighted-average common shares outstanding - basic	1,571	1,536	1,502	1,500
Basic earnings (loss) per share	$0.30	$4.94	$0.34	$3.11
Diluted earnings (loss) per share
Net income (loss) attributable to stockholders(a)	$725	$9,190	$1,406	$6,172
Add: preferred dividends to holders of Series B Preferred Stock	—	—	—	25
Less: cumulative dividends on and charge related to purchase of preferred stock and undistributed earnings allocated to Series B Preferred Stock participating security(c)	257	1,552	896	1,504
Net income (loss) attributable to common stockholders	$468	$7,638	$510	$4,693
Weighted-average shares outstanding - diluted
Weighted-average common shares outstanding - basic	1,571	1,536	1,502	1,500
Dilutive effect of warrants	96	130	160	106
Dilutive effect of conversion of Series B Preferred Stock	—	—	—	17
Dilutive effect of restricted stock units	1	2	1	1
Weighted-average common shares outstanding - diluted	1,668	1,668	1,663	1,624

Diluted earnings (loss) per share	$0.28	$4.58	$0.31	$2.89
__________

(a)
Includes earned but undeclared dividends of $26 million and $26 million on GM's Series A Preferred Stock and $20 million and $25 million on GM's Series B Preferred Stock in the periods ended December 31, 2011 and 2010.

(b)
Includes cumulative dividends on preferred stock of $215 million and earnings of $38 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2011; cumulative dividends on preferred stock of $859 million and earnings of $746 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2011; cumulative dividends on preferred stock of $219 million and a charge related to the purchase of Series A Preferred Stock of $677 million in the three months ended December 31, 2010; and cumulative dividends on preferred stock of $827 million and a charge related to the purchase of Series A Preferred Stock of $677 million in the year ended December 31, 2010.

(c)
Includes cumulative dividends on preferred stock of $215 million and earnings of $42 million that have been allocated to the Series B Preferred Stock holders in the three months ended December 31, 2011; cumulative dividends on preferred stock of $859 million and earnings of $693 million that have been allocated to the Series B Preferred Stock holders in the year ended December 31, 2011; cumulative dividends on preferred stock of $219 million and a charge related to the purchase of Series A Preferred Stock of $677 million in the three months ended December 31, 2010; and cumulative dividends on preferred stock of $827 million and a charge related to the purchase of Series A Preferred Stock of $677 million in the year ended December 31, 2010.

General Motors Company and Subsidiaries
Consolidated Balance Sheets
(In millions, except share amounts)
(Unaudited)

	Successor
	December 31, 2011	December 31, 2010
ASSETS
Automotive Current Assets
Cash and cash equivalents	$15,499	$21,061
Marketable securities	16,148	5,555
Restricted cash and marketable securities	206	1,240
Accounts and notes receivable (net of allowance of $331 and $252)	9,949	8,699
Inventories	14,324	12,125
Equipment on operating leases, net	2,464	2,568
Other current assets and deferred income taxes	1,657	1,805
Total current assets	60,247	53,053
Automotive Non-current Assets
Restricted cash and marketable securities	912	1,160
Equity in net assets of nonconsolidated affiliates	6,790	8,529
Property, net	22,957	19,235
Goodwill	27,741	30,513
Intangible assets, net	10,013	11,882
Other assets and deferred income taxes	2,900	3,594
Total non-current assets	71,313	74,913
Total Automotive Assets	131,560	127,966
GM Financial Assets
Finance receivables, net (including gross finance receivables transferred to SPEs of $9,068 and $7,156)	9,162	8,197
Restricted cash	1,115	1,090
Goodwill	1,278	1,265
Other assets (including leased assets, net transferred to SPEs of $274 and $0)	1,488	380
Total GM Financial Assets	13,043	10,932
Total Assets	$144,603	$138,898
LIABILITIES AND EQUITY
Automotive Current Liabilities
Accounts payable (principally trade)	$24,494	$21,497
Short-term debt and current portion of long-term debt (including certain debt at GM Korea of $171 and $70)	1,682	1,616
Accrued liabilities (including derivative liabilities at GM Korea of $44 and $111)	22,756	24,044
Total current liabilities	48,932	47,157
Automotive Non-current Liabilities
Long-term debt (including certain debt at GM Korea of $7 and $835)	3,613	3,014
Postretirement benefits other than pensions	6,836	9,294
Pensions	25,075	21,894
Other liabilities and deferred income taxes	12,336	13,021
Total non-current liabilities	47,860	47,223
Total Automotive Liabilities	96,792	94,380
GM Financial Liabilities
Securitization notes payable	6,938	6,128
Credit facilities	1,099	832
Other liabilities	783	399
Total GM Financial Liabilities	8,820	7,359
Total Liabilities	105,612	101,739
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, 2,000,000,000 shares authorized:
Series A (276,101,695 shares issued and outstanding (each with a $25.00 liquidation preference) at December 31, 2011 and 2010)	5,536	5,536
Series B (100,000,000 shares issued and outstanding (each with a $50.00 liquidation preference) at December 31, 2011 and 2010)	4,855	4,855
Common stock, $0.01 par value (5,000,000,000 shares authorized and 1,564,727,289 shares and 1,500,136,998 shares issued and outstanding at December 31, 2011 and 2010)	16	15
Capital surplus (principally additional paid-in capital)	26,391	24,257
Retained earnings	7,183	266
Accumulated other comprehensive income (loss)	(5,861)	1,251
Total stockholders' equity	38,120	36,180
Noncontrolling interests	871	979
Total Equity	38,991	37,159
Total Liabilities and Equity	$144,603	$138,898